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                                 EXHIBIT 3.1.3

                             ARTICLES OF AMENDMENT
                                       OF
                       HAVERTY FURNITURE COMPANIES, INC.

         Haverty Furniture Companies, Inc., a Maryland corporation (the "Corporation"), hereby amends its charter as follows:

FIRST: The existing Sixth Article of the Articles of Incorporation is amended in the following respects:

         (a) Part I, subsection A and sub-subsection (1) are amended as follows:

                                     "SIXTH

                                       I

         The authorized capital of the Corporation shall consist of 66,000,000 shares and shall be represented by the following securities:

         A. 65,000,000 shares of $1 par value common stock divided into classes as follows:

                 (1) 50,000,000 shares of $1 par value common stock designated as Common Stock and having the following attributes:"

         (b) Part I, subsection A, sub-subsection (2) is amended as follows:

                 "(2)     15,000,000 shares of $1 par value common stock
designated as Class A Common Stock and having the following attributes:"

SECOND: The foregoing amendments to the Corporation's charter were advised by the Board of Directors and approved by the Stockholders of the Corporation.

THIRD:           (a)     Prior to the filing of these Articles of Amendment, the
Corporation's authorized capital stock consisted of 21,000,000 shares, consisting of 15,000,000 shares of $1 par value common stock designated as Common Stock, 5,000,000 shares of $1 par value common stock designated as Class A Common Stock and 1,000,000 shares of $1 par value preferred stock designated as Preferred Stock.

                 (b) These Articles of Amendment increase the Corporation's authorized capital stock to 66,000,000 shares, consisting of 50,000,000 shares of $1 par value common stock designated as Common Stock, 15,000,000 shares of $1 par value common stock designated as Class A Common Stock and 1,000,000 shares of $1 par value preferred stock designated as Preferred Stock.

                 (c) The aggregate par value of all shares of all classes of stock of the Corporation authorized prior to filing of these Articles of Amendments was $21,000,000. The aggregate par value of all classes of stock of the Corporation as increased by these Articles of Amendment is $66,000,000. These Articles of Amendment increase the aggregate par value of all shares of all classes of stock of the Corporation by $45,000,000.
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FOURTH: The description of each class, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption was not changed by these Articles of Amendment.

FIFTH: The President of Haverty Furniture Companies, Inc., who executed these Articles of Amendment on behalf of the Corporation acknowledges them to be the act of Haverty Furniture Companies, Inc., and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles of Amendment with respect to authorization and approval are true in all material respects. This statement is made under penalties for perjury.

         IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation through its duly authorized officers this 28th day of April, 1995.

                                      HAVERTY FURNITURE COMPANIES, INC.


                                      By: /s/ John E. Slater, Jr.
                                          ------------------------------------
                                          John E. Slater, Jr., President & CEO
Attest:


/s/ Christine M. Jones
----------------------------
Christine M. Jones
Vice President and Secretary



(CORPORATE SEAL)